EXHIBIT 99.1

News Release    News Release    News Release    News Release    News Release    News

FOR IMMEDIATE RELEASE
Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FULL YEAR 2016 EPS WITHIN GUIDANCE RANGE

FOURTH QUARTER EPS OF $0.88 REFLECTS SOLID LOAN GROWTH AND CARD MEMBER SPENDING ALONG WITH HIGHER INVESTMENT LEVELS

REVENUE PERFORMANCE IMPROVES SEQUENTIALLY

COMPANY EXPECTS 2017 EPS OF $5.60 TO $5.80

(Millions, except percentages and per share amounts)

	Quarters Ended December 31,		Percentage Inc/(Dec)	Years Ended December 31,		Percentage Inc/(Dec)
	2016	2015		2016	2015
Total Revenues Net of Interest Expense	$8,022	$8,391	(4)	$32,119	$32,818	(2)
Net Income	$825	$899	(8)	$5,408	$5,163	5
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders[1]	$0.88	$0.89	(1)	$5.65	$5.05	12
Average Diluted Common Shares Outstanding	913	981	(7)	935	1,003	(7)
Return on Average Equity	26.0%	24.0%		26.0%	24.0%

New York – January 19, 2017 - American Express Company (NYSE: AXP) today reported fourth-quarter diluted earnings per share of $0.88, down 1 percent from $0.89 a year ago.  Excluding a restructuring charge related to cost reduction efforts, adjusted diluted earnings per share was $0.91.2

1 Represents net income, less (i) earnings allocated to participating share awards of $6 million for both the three months ended December 31, 2016 and 2015 and $43 million and $38 million for the years ended December 31, 2016 and 2015, respectively, and (ii) dividends on preferred shares of $19 million and $20 million for the three months ended December 31, 2016 and 2015, respectively, and $80 million and $62 million for the years ended December 31, 2016 and 2015, respectively.

2 Adjusted diluted earnings per share (EPS), a non-GAAP measure, excludes a $50 million pretax restructuring charge ($32 million after-tax) for the three months ended December 31, 2016 and $410 million pretax restructuring charges ($266 million after-tax) for the year ended December 31, 2016.  Management believes adjusted EPS is useful in evaluating the ongoing operating performance of the company and the company’s performance against its 2016 EPS outlook originally provided in the company’s Q4’15 earnings release on January 21, 2016, at which point restructuring charges and other contingencies were not estimable and thus not included in the outlook. See Appendix I for a reconciliation to EPS on a GAAP basis.

Fourth-quarter net income was $825 million, down 8 percent from $899 million a year ago.

The current quarter included higher spending on growth initiatives, largely reflected in marketing and promotion expenses.  The company showed significant progress on its plans to reduce its cost base by $1 billion.  Credit quality remained strong, and the company continued to return a substantial amount of capital to its shareholders through share repurchases and dividends.

Fourth-quarter consolidated total revenues net of interest expense were $8.0 billion, down 4 percent from $8.4 billion a year ago.  Excluding last year’s Costco-related business and the effect of foreign exchange rates due to the impact of a stronger U.S. dollar on international operations during the quarter, adjusted revenues net of interest expense increased 6 percent.3  That increase primarily reflected higher adjusted Card Member spending and adjusted net interest income.

Consolidated provisions for losses were $625 million, up 9 percent from $572 million a year ago, primarily reflecting higher loan growth.  The prior year included credit costs associated with cobrand portfolios that were subsequently sold.  Excluding the impact of those portfolios, adjusted provisions for losses increased 20 percent,4 primarily reflecting higher loan growth and a slight increase in both lending delinquency and net write-off rates.

Consolidated expenses were $6.2 billion, down 2 percent from $6.4 billion a year ago.  The prior year included an impairment and restructuring charge of $419 million ($335 million after-tax) as well as Costco-related rewards costs.  The current quarter reflected substantially higher levels of investment spending on growth initiatives and a $50 million ($32 million after-tax) restructuring charge mentioned above.

The effective tax rate for the quarter was 29 percent, down from 38 percent a year ago.  The decrease primarily reflected the resolution of certain prior years’ tax items in the current period, and non-deductible impairment charges in the prior period.

The company’s return on average equity (ROE) was 26.0 percent, up from 24.0 percent a year ago.

For the full year, the company reported net income of $5.4 billion, up 5 percent from $5.2 billion a year ago.  Diluted earnings per share was $5.65, compared to $5.05 a year ago.  Excluding restructuring charges related to cost reduction efforts, adjusted diluted earnings per share was $5.93.2  Earnings for the full year were within the company’s 2016 guidance range.

Revenues net of interest expense for the full year decreased 2 percent to $32.1 billion, from $32.8 billion a year ago.  Excluding last year’s Costco-related business and the impact of foreign exchange rates, adjusted revenues net of interest expense increased 5 percent. 3

3 Adjusted revenues net of interest expense on an FX-adjusted basis, a non-GAAP measure, excludes from prior-year results estimated revenues from Costco in the United States, Costco U.S. cobrand Card Members and other merchants for out-of-store spend on the Costco cobrand card. Management believes adjusted revenues net of interest expense is useful in evaluating the ongoing operating performance of the company following the end of the Costco U.S. relationship.  See footnote 5 for an explanation of FX-adjusted information and Appendix I for a reconciliation to total revenues net of interest expense on a GAAP basis.

4Adjusted provisions for losses excludes from prior-year results Card Member balances related to cobrand partnerships with Costco in the United States and JetBlue, which were reclassified as held for sale effective December 2015.  See Appendix I for reconciliations to consolidated provision for losses, on a GAAP basis. Management believes the presentation of adjusted provision for losses is useful in evaluating the ongoing performance of the company’s loan portfolio.

For the full year, consolidated expenses decreased 4 percent to $22.0 billion from $22.9 billion a year ago.

“At the start of 2016 we said we would move with a strong sense of urgency to change the trajectory of our business,” said Kenneth I. Chenault, chairman and chief executive officer. “The results we’re reporting today reflect substantial progress on that commitment.  Revenue performance strengthened sequentially and showed year-over-year growth on an adjusted basis.  We are ahead of plans to reset our cost base and improve our operating efficiency.  We were able to make substantial investments to capitalize on opportunities in the marketplace and strengthen our competitive position.

“Earnings per share for 2016 were well above the range we provided at the start of the year and consistent with our revised outlook from last quarter.  Our underlying business performance gave us the flexibility to significantly ramp up marketing and promotion initiatives that have been targeted to provide a mix of returns over the short, medium and longer term.

“Card Member spending (adjusted for Costco and the impact of foreign exchange rates) grew 7 percent in the fourth quarter.  That increase reflects continued strength in our international markets, accelerated growth among small and mid-sized companies and strong long-term relationships with higher spending consumers.  We continued to grow our lending portfolio faster than the market while maintaining industry-leading credit metrics.  We acquired over 10 million new cards globally last year, and we added more than a million new merchants to our network in the United States alone.

“While we continue to operate in a very challenging environment, we ended the year in a stronger position than we started and have built momentum across our business.  There is still more work to do, but given our progress to date, we expect EPS for 2017 to be between $5.60 and $5.80.  That outlook is built on a set of priorities designed to put us in a strong position for 2018 and the years ahead.”

Segment Results

U.S. Consumer Services reported fourth-quarter net income of $351 million, down 35 percent from $541 million a year ago.  The year-ago period included Costco-related revenues, provisions and expenses.

Total revenues net of interest expense decreased 10 percent to $3.0 billion, from $3.4 billion a year ago.

Provisions for losses totaled $363 million, up 9 percent from $334 million a year ago.  The increase primarily reflected higher loan growth and a slight increase in both lending delinquency and net write-off rates.

Total expenses were $2.2 billion, down 1 percent.  The current quarter included substantially higher investment spending on growth initiatives.  The year-ago quarter included Costco-related rewards costs.

The effective tax rate was 27 percent compared to 35 percent a year ago, driven primarily by the impact of recurring permanent tax benefits on lower levels of pre-tax income and the resolution of certain prior years’ tax items.

International Consumer and Network Services reported fourth-quarter net income of $84 million, down 40 percent from $140 million a year ago, primarily reflecting higher investment spending on growth initiatives.

Total revenues net of interest expense were $1.4 billion, up 2 percent (up 7 percent FX-adjusted5) from a year ago. The increase primarily reflected higher Card Member spending.

Provisions for losses totaled $92 million, up 19 percent from $77 million a year ago, reflecting a slight increase in lending net write-off rates.

Total expenses were $1.2 billion, up 10 percent (up 14 percent FX-adjusted5) from $1.1 billion a year ago.  The increase reflected higher investment spending on growth initiatives.

The effective tax rate was (2) percent, compared to 24 percent a year ago.  The change versus prior year reflected the impact of recurring permanent tax benefits on lower levels of pre-tax income in the current year.

Global Commercial Services reported fourth-quarter net income of $382 million, down 22 percent from $487 million a year ago.  The year-ago period included Costco-related revenues, provisions and expenses.

Total revenues net of interest expense were $2.5 billion, up 1 percent from a year ago, reflecting higher Card Member spending.

Provisions for losses totaled $171 million, up 12 percent from $153 million a year ago.

Total expenses were $1.8 billion, up 14 percent from $1.6 billion a year ago.  The increase reflected higher investment spending on growth initiatives, as well as an increase in rewards expenses.

The effective tax rate was 30 percent, down from 36 percent a year ago, driven primarily by the impact of recurring permanent tax benefits on lower levels of pre-tax income and the resolution of certain prior years’ tax items.

Global Merchant Services reported fourth-quarter net income of $369 million, up 1 percent from $364 million a year ago.

5 As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended December 31, 2016 apply to the period(s) against which such results are being compared). FX-adjusted revenues and expenses constitute non-GAAP measures. Management believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

Total revenues net of interest expense were $1.1 billion, down 7 percent from $1.2 billion a year ago.  The year-ago period included Costco-related revenues.

Total expenses were $560 million, down 10 percent from $621 million a year ago.  The current quarter reflected lower fraud expenses, while the prior year included higher investment spending in the Loyalty Coalition business.

The effective tax rate was 34 percent, down from 37 percent from a year ago.

Corporate and Other reported fourth-quarter net loss of $361 million compared with net loss of $633 million a year ago, which included the previously mentioned impairment charge.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com, and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, Accertify, corporate card, business travel, and corporate responsibility.

This earnings release should be read in conjunction with the Company’s statistical tables for the fourth-quarter 2016, available on the American Express website at http://ir.americanexpress.com and in a Form 8-K filed today with the Securities and Exchange Commission.

An investor conference call will be held at 5:00 p.m. (ET) today to discuss fourth-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance and which include management’s outlook for 2017, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

the Company’s ability to achieve its 2017 earnings per common share outlook as well as the Company’s quarterly earnings expectations for 2017, which will depend in part on the following: revenues growing consistently with current expectations, which could be impacted by, among other things, weakening economic conditions in the United States or internationally, a decline in consumer confidence impacting the willingness and ability of Card Members to sustain and grow spending, a further strengthening of the U.S. dollar, a greater erosion of the average discount rate than expected, a greater impact on discount revenue from cash back and cobrand partner and client incentive payments, more cautious spending by large and global corporate Card Members, lower spending on new cards acquired than estimated and an inability of the Company to capitalize on investment momentum, capabilities and efficiencies as it moderates marketing and promotion spend in 2017; the Company’s success in addressing competitive pressures and implementing its strategies and business initiatives, including growing profitable spending from new and existing Card Members, increasing penetration among middle market and small business clients, expanding the Company’s international footprint and increasing merchant acceptance; the level of spend in bonus categories on rewards-based and/or cash-back cards and redemptions of Card Member rewards and offers; the impact of any future restructuring charges or other contingencies, including, but not limited to, litigation-related settlements, judgments or expenses, impairments, the imposition of fines or civil money penalties, an increase in Card Member reimbursements and changes in reserves; write-downs of deferred tax assets as a result of tax law or other changes; credit performance remaining consistent with current expectations; continued growth of Card Member loans; the ability to continue to realize benefits from restructuring actions and operating leverage at levels consistent with current expectations; the amount the Company spends on growth initiatives and the Company’s ability to drive growth from such investments; changes in interest rates beyond current expectations (including the impact of hedge ineffectiveness); the impact of regulation and litigation, which could affect the profitability of the Company’s business activities, limit the Company’s ability to pursue business opportunities, require changes to business practices or alter the Company’s relationships with partners, merchants and Card Members; the Company’s tax rate being in the 33-34% range, which could be impacted by, among other things, the Company’s geographic mix of income being weighted more to higher tax jurisdictions than expected, changes in tax laws and regulation and unfavorable tax audits and other unanticipated tax items; the impact of accounting changes and reclassifications; and the Company’s ability to continue executing its share repurchase program;

the actual amount to be spent on marketing and promotion, which will be based in part on management’s assessment of competitive opportunities; overall business performance; prior commitments, contractual obligations with business partners and other fixed costs relative to revenue levels; management’s ability to identify attractive investment opportunities and make such investments, which could be impacted by business, regulatory or legal complexities; and the Company’s ability to realize efficiencies, optimize investment spending and control expenses to fund such spending;

the Company’s rewards expense and cost of Card Member services growing faster than expectations, which will depend in part on the behavior of the Company’s Card Members as it relates to their spending patterns and usage and redemption behaviors, as well as the degree of interest of Card Members in the value proposition offered by the Company; increasing competition; the Company’s ability to enhance card products and services to make them attractive to Card Members; and the amount the Company spends on the promotion of enhanced services and rewards categories and the success of such promotion;

the ability of the Company to reduce its overall cost base by $1 billion on a run rate basis by the end of 2017, which will depend in part on the timing and financial impact of reengineering plans, which could be impacted by factors such as the Company’s inability to mitigate the operational and other risks posed by potential staff reductions, the Company’s inability to develop and implement technology resources to realize cost savings and underestimating hiring and other employee needs; the ability of the Company to reduce annual operating expenses, which could be impacted by, among other things, the factors identified below; and the ability of the Company to optimize and lower marketing and promotion expenses, which could be impacted by higher advertising and Card Member acquisition costs, competitive pressures that may require additional expenditures or limit the Company’s ability to reduce costs, an inability to shift acquisition to digital channels, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;

the ability to reduce annual operating expenses in 2017, which could be impacted by increases in significant categories of operating expenses, such as consulting or professional fees, including as a result of increased litigation, compliance or regulatory-related costs, technology costs or fraud costs; the ability of the Company to develop, implement and achieve substantial benefits from reengineering plans; higher than expected employee levels; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management’s decision to increase or decrease spending in such areas as technology, business and product development and sales forces depending on overall business performance; greater than expected inflation or merit increases; the Company’s ability to balance expense control and investments in the business; the impact of accounting changes and reclassifications; and the level of M&A activity and related expenses;

the Company’s write-off rates and growth of provision expense being higher than current expectations, which will depend in part on changes in the level of loan balances, delinquency rates, mix of loan balances, loans related to new Card Members and other borrowers performing as expected, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

the Company’s ability to execute against its lending strategy to grow loans, which may be affected by increasing competition, brand perceptions and reputation, the Company’s ability to manage risk in a growing Card Member loan portfolio, and the behavior of Card Members and their actual spending and borrowing patterns, which in turn may be driven by the Company’s ability to issue new and enhanced card products, offer attractive non-card lending products, capture a greater share of existing Card Members’ spending and borrowings, reduce Card Member attrition and attract new customers;

the possibility that the Company will not fully execute on its plans for OptBlue to significantly increase merchant coverage, which will depend in part on the success of OptBlue merchant acquirers in signing merchants to accept American Express, which could be impacted by the pricing set by the merchant acquirers, the value proposition offered to small merchants and the efforts of OptBlue merchant acquirers to sign merchants for American Express acceptance, as well as the awareness and willingness of Card Members to use American Express cards at small merchants and of those merchants to accept American Express cards;

the ability of the Company to capture small business and middle market spending, which will depend in part on the willingness and ability of companies to use credit and charge cards for procurement and other business expenditures, perceived or actual difficulties and costs related to setting up card-based B2B payment platforms, the ability of the Company to offer attractive value propositions and card products to potential customers, competition, the Company’s ability to enhance and expand its payment solutions, and the effectiveness of the Company’s marketing and promotion of its corporate payment solutions and small business card products to potential customers;

the ability of the Company to grow internationally, which could be impacted by regulation and business practices, such as those favoring local competitors or prohibiting or limiting foreign ownership of certain businesses, the Company’s ability to partner with additional GNS issuers and the success of GNS partners in acquiring Card Members and/or merchants, political or economic instability, which could affect lending and other commercial activities, the Company’s ability to tailor products and services to make them attractive to local customers, and competitors with more scale and experience and more established relationships with relevant customers, regulators and industry participants;

the Company’s ability to attract and retain Card Members as well as capture the spending and borrowings of our customers, including former Costco cobrand Card Members, consistent with current expectations, which will be impacted in part by competition, brand perceptions (including perceptions related to merchant coverage) and reputation and the ability of the Company to develop and market value propositions that appeal to Card Members and new customers and offer attractive services and rewards programs, which will depend in part on ongoing investment in marketing and promotion expenses, new product innovation and development, acquisition efforts and enrollment processes, including through digital channels, and infrastructure to support new products, services and benefits;

the erosion of the average discount rate by a greater amount than anticipated, including as a result of further expansion of the OptBlue program, changes in the mix of spending by location and industry, merchant negotiations (including merchant incentives, concessions and volume-related pricing discounts), competition, pricing regulation (including regulation of competitors’ interchange rates in the European Union and elsewhere) and other factors;

changes affecting the ability or desire of the Company to return capital to shareholders through dividends and share repurchases, which will depend on factors such as approval of the Company’s capital plans by its primary regulators, the amount the Company spends on acquisitions and the Company’s results of operations and capital needs in any given period;

legal and regulatory developments, including with regard to actions by the CFPB and other regulators, broad payment system regulatory regimes and the stricter regulation of financial institutions, which could require the Company to make fundamental changes to many of its business practices; result in increased costs related to regulatory oversight, litigation-related settlements, judgments or expenses, restitution to Card Members or the imposition of fines or civil money penalties; materially affect capital or liquidity requirements, results of operations, or ability to pay dividends or repurchase our stock; or result in harm to the American Express brand; and

factors beyond the Company’s control such as changes in global economic and business conditions, consumer and business spending, the availability and cost of capital, unemployment rates, geopolitical conditions (including potential impacts resulting from the proposed exit of the U.K. from the European Union), foreign currency rates and interest rates, as well as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, health pandemics, terrorism, cyber attacks or fraud, all of which could significantly affect spending on American Express cards, delinquency rates, loan balances and results of operation or disrupt the Company’s global network systems and ability to process transactions.

A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2016 and the Company’s other reports filed with the Securities and Exchange Commission

American Express Company				(Preliminary)
Appendix I
Reconciliations of Adjustments
(Millions, except percentages, per share information and where indicated)

			YOY % Change			YOY % Change
	Q4'16	Q4'15		YTD'16	YTD'15
Adjusted Total Revenues Net of Interest Expense (millions)
Total revenues net of interest expense	$8,022	$8,391	(4)	$32,119	$32,818	(2)
Estimated Costco-related revenues (A)	-	757		1,193	3,057
Adjusted Total revenues net of interest expense	$8,022	$7,634	5	$30,926	$29,761	4
FX-adjusted, adjusted Total revenues net of interest expense (B)	$8,022	$7,535	6	$30,926	$29,358	5

Adjusted Total Provisions for Losses
Total provisions for losses	$625	$572	9	$2,026	$1,988	2
Costco and JetBlue-related provisions (C)	-	(49)		-	(192)
Adjusted Total provisions for losses	$625	$523	20	$2,026	$1,796	13

Earnings per Share (EPS)
EPS	$0.88			$5.65
Restructuring charge per share (pre-tax)	0.05			0.43
Tax impact of restructuring charge per share	(0.02)			(0.15)
Restructuring charge per share (after-tax)	$0.03			$0.28
Adjusted EPS - normalized for restructuring charges	$0.91			$5.93

Adjusted Worldwide Billed Business (billions)
Worldwide billed business	$263.2	$273.2	(4)
Estimated Costco-related billed business (D)	-	24.8
Adjusted worldwide billed business	$263.2	$248.4	6
FX-adjusted adjusted worldwide billed business (B)	$263.2	$245.6	7

2016 Earnings per Share (EPS) Outlook	FY'16 EPS Range
US GAAP EPS Outlook - Including YTD Restructuring (E)	$5.62	$5.72
Q1'16 restructuring charge per share (pre-tax)	0.08	0.08
Tax impact of Q1'16 restructuring charge per share	(0.03)	(0.03)
Q1'16 restructuring charge per share (after-tax)	$0.05	$0.05
Q2'16 restructuring charge per share (pre-tax)	0.25	0.25
Tax impact of Q2'16 restructuring charge per share	(0.09)	(0.09)
Q2'16 restructuring charge per share (after-tax)	$0.16	$0.16
Q3'16 restructuring charge per share (pre-tax)	0.05	0.05
Tax impact of Q3'16 restructuring charge per share	(0.01)	(0.01)
Q3'16 restructuring charge per share (after-tax)	$0.04	$0.04
Q4'16 restructuring charge per share (pre-tax)	0.05	0.05
Tax impact of Q4'16 restructuring charge per share	(0.02)	(0.02)
Q4'16 restructuring charge per share (after-tax)	$0.03	$0.03
EPS Outlook excluding restructuring charges and other contingencies	$5.90	$6.00

(A)
Represents estimated Discount revenue from Costco in the United States for spend on American Express cards and from other merchants for spend on the Costco cobrand card, as well as Other fees and commissions and Interest income from Costco cobrand Card Members.

(B)
FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e. assumes the foreign exchange rates used to determine results for Q4'16 apply to the period against which such results are being compared).  The Company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

(C)
Beginning December 1, 2015, through to the sale completion dates, Total provisions for losses did not reflect the held for sale portfolios, as credit costs were reported in Other, net expense through a valuation allowance adjustment.

(D)	Represents Costco cobrand card billed business (in-store and out-of-store) and billed business on other (non-Costco cobrand) American Express cards at Costco in the United States.
(E)	Reflects restructuring charges recognized in 2016.